AMENDMENT

to

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This AMENDMENT (this “Amendment”), dated the 1st day of June, 2013, amends the Sub-Administration and Accounting Services Agreement, dated as of April 1, 2000 and amended from time to time, between Aston Asset Management, LP (as assigned from ABN AMRO Investment Fund Services, Inc.) (the “Administrator”) and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNY Mellon”) (as amended, the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Administrator and BNY Mellon hereby agree that, with an effective date of July 1, 2012, the Agreement shall (without any further action by either of the parties hereto) be amended as follows:

1.      A new Section 15A is hereby added to the Agreement after the existing Section 15 to read as follows:

“15A.  Description of FIN 48 Services on a Continuous Basis.

(a)        During the term of this Agreement, BNY Mellon shall provide the following ASC 740 (formerly known as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) services (the “FIN 48 Services”) on an ongoing basis, with respect to the Tax Positions (as defined below) relating to the Portfolios for each Review Period (as defined below):

(i)    Documentation of tax positions taken by the Portfolios and identified to BNY Mellon (the “Tax Positions”) with respect to each fiscal year (each, a “Review Period”);

(ii)    Review of the Portfolios’: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance workpapers, to the extent the same relate to the Review Period;

(iii)    Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

(iv)    Review of relevant statutory authorities;

(v)    Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

(vi)    Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined by BNY Mellon;

(vii)    Deliver semi-annually a written report to the Administrator with respect to the above, with the exception of the Realized and Unrealized Foreign Capital Gain/Loss Analysis or similarly titled document, which shall be provided on an annual basis; and

(viii)    Provide fund accounting system reports that are reasonably necessary to enable the Fund’s management to complete its ASC 740 memorandum as mutually agreed upon between the parties hereto.

(b)        The following are expressly excluded from the FIN 48 Services: (i) assessment of risk of any challenge by the Internal Revenue Service or any other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required by applicable tax pronouncements if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice, and nor shall any of the FIN 48 Services be deemed to be or constitute a tax opinion or advice.

(c)        Notwithstanding any other provision of this Agreement, BNY Mellon’s cumulative maximum liability to the Administrator and any person or entity claiming through the Administrator for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever relating solely and directly to the FIN 48 Services, regardless of the form of action or legal theory, shall not exceed forty thousand ($40,000.00) dollars. For the avoidance of doubt, (i) this Section 15A(c) shall only apply to BNY Mellon’s performance of the FIN 48 Services and Section 15A(c) shall not apply to BNY Mellon’s performance of any other services (including any other tax services), regardless of whether or not such services may be related to the FIN 48 Services and (ii) except for the foregoing, the FIN 48 Services shall be subject to all other provisions of this Agreement, including those at Section 14, as applicable.

2.        Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

3.        The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

4.        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.        This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ASTON ASSET MANAGEMENT, LP

By:	/s/ Kenneth Anderson

Name: Kenneth Anderson

Title: President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ William Greilich

Name:	William Greilich

Title:	Managing Director

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